EXHIBIT 99.1

Contact:    Mark Greenberg
            (973) 455-5445


 AlliedSignal Offers $9.8 Billion, Or $44.50 Per Share, For AMP Incorporated


     MORRIS TOWNSHIP. New Jersey, August 4, 1998 -- AlliedSignal Inc. (NYSE: ALD) said today that it intends to commence a tender offer for all of the approximately 220 million outstanding shares of AMP Incorporated (NYSE: AMP) at $44.50 per share in cash, a premium of more than 55%.

     The offer will commence within the next five business days. The AlliedSignal Board of Directors has unanimously approved the offer.

     AlliedSignal Chairman and Chief Executive Officer Larry Bossidy said, "We are announcing this offer after our requests for discussions were ignored by AMP management.

     "We are confident the combination of the two companies can achieve substantial benefits for all concerned, and we have made an effort to meet with AMP management in order to outline these benefits in friendly discussions. Their failure to respond thus far should not prevent us from working together to achieve these benefits as quickly as possible.

     "Let me be clear. AlliedSignal prefers to conclude a negotiated transaction with AMP, and we are prepared to be flexible with respect to the nature and amount of consideration and the terms and conditions of an agreement.

     "However, we are also determined that this process now go forward. If AMP is not responsive to our offer, we are prepared to initiate a consent solicitation to elect a majority of the directors of the Company who will be responsive to our proposal and the delivery of value to AMP shareowners. We are commencing litigation in Federal District Court for the Eastern District of Pennsylvania to assure that AMP shareowners will not be denied the opportunity to receive, consider and act upon our offer.

     "AlliedSignal will bring a well managed, larger, financially stronger, more diverse company together with AMP at a crucial time. This combination will address positively all of the considerations that AMP's management and Board must evaluate under Pennsylvania law to ensure the combination will be advantageous to all their stakeholders.

     "In particular, we can offer employees a wide range of career opportunities and the benefit of world class education programs. This is of great advantage when a company is going through the kind of adjustments that AMP is experiencing, including the recent Pennsylvania plant closings and layoffs announced by AMP.

     "AlliedSignal has annual revenues of $15 billion, with operations in the aerospace, engineered materials and automotive industries. With 26 consecutive quarters of earnings growth of 14% or more, AlliedSignal has demonstrated its ability to achieve growth on a consistent basis.

     "Since we began our Six Sigma program more than six years ago, our earnings per share have grown at a compound average annual rate of 21% and our market value has grown more than six-fold, from less than $4 billion to more than $25 billion. The combination of the two companies will assure that AMP has the management and financial support necessary to achieve long-term success in its business. For AlliedSignal shareowners, AMP will represent a significant new business that will better position us to achieve our objective of consistent earnings growth."

     AlliedSignal stated that financing for its offer is available.

     The tender offer will be subject to customary terms and conditions. This news release does not constitute an offer to purchase any securities, nor solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of AlliedSignal Inc. or AMP or any action in lieu of a meeting. Any solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

     AlliedSignal  is an  advanced  technology  and  manufacturing  company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. The company employs 70,500 people worldwide. AlliedSignal is a component of the Dow Jones Industrial Average and Standard and Poor's 500 Index, and it is included in Fortune magazine's lists of the "Most Admired Companies" and "Best Places to Work." Additional information on the company is available on the World Wide Web at http://www.alliedsignal.com/.

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This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
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